Exhibit d.10.ii

Blackstone Alternative Multi-Strategy Fund

AMENDMENT NO. 4 TO THE INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 4 (this “Fourth Amendment”) to the Investment Sub-Advisory Agreement between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”) and Emso Asset Management Limited (formerly Emso Partners Limited), a company organized under the laws of England and Wales (the “Sub-Adviser”) is made this 6th day of October, 2020.

WHEREAS, the Adviser and the Sub-Adviser entered into the Investment Sub-Advisory Agreement dated as of June 1, 2014, as amended on August 15, 2017, August 15, 2019, and March 1, 2020 (the “Agreement”); and

WHEREAS, the parties desire to amend and restate certain terms applicable to the Suggested Emso Trades (as defined in the Agreement);

NOW THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to same in the Agreement.

2.	Section 14(a) “Renewal” of the Agreement is replaced with the following:

a.

Renewal. This Agreement shall continue for successive periods of no more than twelve (12) months each, only so long as such continuance is specifically approved at least annually (i) by a vote of the Trustees of the Trust or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) or of any person party to this Agreement, cast at a meeting called for the purpose of such approval.

3.	[Redacted]

4.	Appendix A to the Agreement is hereby replaced in its entirety with the following:

Sub-Advisory Fee

[Redacted]

[Remainder of page left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the day and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	/s/ Peter Koffler
Name and Title: Peter Koffler

EMSO ASSET MANAGEMENT LIMITED

By:	/s/ Rory McGregor
Name and Title: Rory McGregor